Exhibit 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 12)*

SIZELER PROPERTY INVESTORS, INC.

(Name of Issuer)

Common Stock, Par Value $.0001 per share

(Title of Class of Securities)

830137-10-5

(CUSIP Number)

Carolyn Tiffany	David J. Heymann
First Union Real Estate Equity and Mortgage Investments	Post Heymann & Koffler LLP
7 Bulfinch Place	Two Jericho Plaza, Wing A
Suite 500	Suite 111
Boston, Massachusetts 02114	Jericho, New York 11753
(617) 570-4614	(516) 681-3636

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 15, 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 830137-10-5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) First Union Real Estate Equity and Mortgage Investments 34-6513657

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Ohio

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,310,300

	8.	Shared Voting Power - 0 -

	9.	Sole Dispositive Power 1,310,300

	10.	Shared Dispositive Power - 0 -

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,310,300 Shares

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 9.9%

14.	Type of Reporting Person (See Instructions) OO

2

This Amendment No. 12 amends certain information contained in the Schedule 13D filed by First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (“First Union”), with respect to its ownership interest in Sizeler Property Investors, Inc., as amended by Amendment No. 1 to Schedule 13D dated November 11, 2004, as further amended by Amendment No. 2 to Schedule 13D dated November 16, 2004, as further amended by Amendment No. 3 to Schedule 13D dated December 6, 2004, as further amended by Amendment No. 4 to Schedule 13D dated December 21, 2004, as further amended by Amendment No. 5 to Schedule 13D dated January 7, 2005, as further amended by Amendment No. 6 to Schedule 13D dated January 14, 2005, as further amended by Amendment No. 7 to Schedule 13D dated January 19, 2005, as further amended by Amendment No. 8 to Schedule 13D dated January 26, 2005, as further amended by Amendment No. 9 to Schedule 13D dated January 31, 2005, as further amended by Amendment No. 10 to Schedule 13D dated February 23, 2005, and as further amended by Amendment No. 11 to Schedule 13D dated March 9, 2005 (the “13D”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the 13D.

Item 4.	Purpose of Transaction
Item 4 is hereby amended as follows:

On March 15, 2005, First Union  sent a letter to the Chairman of the Board of the Issuer and filed a press release, communicating its dissatisfaction with the Issuer’s plans to sell 2,649,000 shares of common stock at $10.75 per share.  In addition, First Union offered the Issuer four alternatives to the Issuer’s proposed sale of common stock.  Copies of the letter and the press release are attached hereto as Exhibits 8 and 9, respectively, and are incorporated by reference hereto

Item 7.	Material to Be Filed as Exhibits
Item 7 is hereby amended as follows:
Exhibit 8. Letter, dated March 15, 2005, from First Union to the Issuer.
Exhibit 9. Press Release, dated March 15, 2005

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Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 15, 2005	FIRST UNION REAL ESTATE EQUITY AND
MORTGAGE INVESTMENTS

	By:	/s/ Peter Braverman
Peter Braverman
President

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Exhibit 8

March 15, 2005

BY FACSIMILE (504) 471-6203

Mr. Sidney W. Lassen

Chairman of the Board

Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, Louisiana 70062

Dear Mr. Lassen:

We were shocked to learn today of Sizeler Property Investors, Inc.’s imminent and precipitous plans to sell 2,649,000 shares of common stock. We believe that this sale is a blatant attempt on behalf of management to thwart our efforts to increase shareholder value and is obviously designed to entrench current management. In addition, the sale is being made at $10.75 per share, which is substantially below the current market price of the common stock.

Sizeler’s purported justification for the sale is to provide funds to redeem its currently outstanding convertible debentures. However, the proceeds of the sale will not provide sufficient funds to fully redeem the debentures, the sale price is below the conversion price of the debentures and there is no immediate need to redeem the debentures.

In order to address Sizeler’s purported reasons for the sale, First Union is prepared to offer Sizeler the following alternatives:

1.               Sizeler should provide its existing shareholders with the right to subscribe for their pro rata share of 4,930,000 shares at a price of $11.50 per share. First Union would agree to purchase all shares, which are not purchased by existing shareholders. This will provide Sizeler with proceeds sufficient to redeem all of its outstanding debentures.

2.               First Union will buy 4,930,000 shares at a price of $11.50 per share.  This option would require shareholder approval, which could be obtained at the 2005 annual meeting of shareholders.

3.               First Union will buy all 2,649,000 shares at a price of $11.25 per share.

4.               First Union will loan Sizeler $56,599,000 which will provide Sizeler with sufficient funds to redeem all of the debentures.  The loan would be made at 9% interest and contain terms consistent with those contained in the existing debentures, but would not be convertible into common shares. Sizeler would be required to pay current interest on the loan and thereafter apply any cash flow (including sales proceeds) in excess of required REIT distribution requirements to amortize the debt. The loan would restrict Sizeler’s ability to incur debt except that Sizeler may refinance existing secured debt on individual assets provided the amount refinanced does not exceed the existing debt and refinancing costs. Sizeler would also have to agree not to issue any additional common shares or securities convertible into common shares, except pursuant to (i) an underwritten public offering or (ii) a rights offering to Sizeler’s existing shareholders as of the date hereof. Alternatively, Sizeler may issue securities if it first offers to sell such securities to First Union on the terms proposed.

First Union’s offer is subject to execution of definitive documentation and the waiver of any restrictions on ownership of shares by First Union and any limitations on First Union’s ability to exercise voting rights with respect to its share ownership, including without limitation, those contained in Sizeler’s shareholder rights plan.

We would expect that Sizeler’s independent directors will give thoughtful and serious consideration to our offer. Unlike the proposed sale, our offer is non-dilutive and provides benefits to all shareholders. We are available to meet with the Board at any time and would welcome your prompt response to our offer.

Very truly yours,

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

By:	/s/ Peter Braverman
Peter Braverman
President

Cc:	Board of Directors
Cohen & Steers Capital Advisors, LLC

Exhibit 9

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY

Carolyn Tiffany

Chief Operating Officer

(617) 570-4614

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

SHOCKED AT SIZELER PROPERTY INVESTORS, INC.
PROPOSED SALE OF SHARES, PROPOSES ALTERNATIVES

FOR IMMEDIATE RELEASE – Boston, Massachusetts – March 15, 2005 – First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) sent a letter to Sidney W. Lassen, Chairman of the Board of Sizeler Property Investors, Inc. (NYSE:SIZ).  In the letter, First Union communicated its dissatisfaction with Sizeler’s plans to sell 2,649,000 shares of its common stock at a price substantially below Sizeler’s current market price.  First Union said that it believed that the sale is a blatant attempt on behalf of management to thwart First Union’s efforts to increase shareholder value and was designed to entrench current management.  First Union said that Sizeler’s purported justification for the sale is to provide funds to redeem its currently outstanding convertible debentures, even though the sale will not provide sufficient funds to fully redeem the debentures, is being sold at below the conversion price of the debentures and there is no immediate need to redeem the debentures.

In its letter, First Union offered Sizeler four alternatives to its proposed sale of shares:  1) Sizeler should commence a rights offering giving its shareholders the ability to subscribe for 4,930,000 shares at $11.50 per share.  First Union will purchase all unsubscribed shares and the offering would provide Sizeler with sufficient funds to redeem all of the debentures;  2) First Union will purchase all 2,649,000 shares at $11.25 per shares; 3) First Union will purchase 4,930,000 shares at $11.50 per share, providing Sizeler with sufficient proceeds to redeem all of its outstanding debentures; or 4) First Union will loan Sizeler $56,599,000 at a 9% interest rate, providing Sizeler with sufficient funds to redeem all of the debentures.  These alternatives are subject to certain conditions including, without limitation, execution of definitive documentation and waiver of applicable restrictions.

Michael Ashner, Chief Executive Officer of First Union, said “We believe that the transaction reported today is an obvious attempt by an under-performing management to entrench themselves at the expense of shareholders equity as evidenced by the below market sale price and market reaction today.  There is no reason for Sizeler to enter into this transaction at this time other than as an attempt to manipulate the outcome of the upcoming shareholders election.  We are not unaware of the costs to Sizeler of the debentures being redeemed from both an interest rate and conversion prospective.  We have today proposed to Sizeler a number of alternatives any one of which may be selected at the Board’s option, and all of which would either avoid or reduce the dilution to shareholder equity which the transaction reported today causes.  We assume that the independent members of the Board will review our proposals in good faith and respond to their shareholders and us accordingly.”

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

First Union Real Estate Equity and Mortgage Investments has filed with the SEC a preliminary proxy statement with respect to its solicitation of proxies to elect Michael L. Ashner, Peter Braverman and Steven Zalkind as directors at Sizeler’s 2005 Annual Meeting of Stockholders.  INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  You will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov.  First Union and Messrs. Ashner, Braverman and Zalkind may be deemed to be participants in the solicitation of proxies from the shareholders of Sizeler in connection with the annual meeting.  Information about these participants is set forth in the preliminary proxy statement filed by First Union with the SEC.  Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.